EXHIBIT 15.1


August 13, 1999

ESG Re Limited
Skandia International House
16 Church Street
Hamilton, Bermuda


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ESG Re Limited and subsidiaries for the periods ended June 30, 1999 and 1998, as indicated in our report dated August 11, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 is incorporated by reference in Registration Statement No. 333-40341 on Form F-1.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche
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Deloitte & Touche
Hamilton, Bermuda